UMB SCOUT FUNDS, ON BEHALF OF
                   UMB SCOUT STOCK FUND, UMB SCOUT BOND FUND,
                           UMB SCOUT MID CAP FUND AND
                     UMB SCOUT INTERNATIONAL DISCOVERY FUND

                   FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT


THIS AGREEMENT is made effective as of the 31st day of October 2009, by and between UMB SCOUT FUNDS, a Delaware statutory trust (the "Trust"), on behalf of its UMB SCOUT STOCK FUND, UMB SCOUT BOND FUND, UMB SCOUT MID CAP FUND and UMB SCOUT INTERNATIONAL DISCOVERY FUND series (each a "Fund" and collectively, the "Funds"), and SCOUT INVESTMENT ADVISORS, INC., a Missouri corporation (the "Advisor").

WHEREAS, the Trust and the Advisor have previously entered into separate agreements pertaining to the fee waiver and expense assumption arrangements for the Funds that are effective through October 31, 2009; and

WHEREAS, the Trust and the Advisor wish to enter into a single consolidated agreement with respect to the Funds' fee waiver and expense assumption arrangements that will become effective October 31, 2009.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

The Advisor hereby agrees to waive all or a portion of its advisory fees, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of the Funds, to the extent necessary so that the Funds' total annual operating expenses (excluding any taxes, interest, brokerage fees and non-routine expenses), for a period commencing on the date of this Agreement through October 31, 2010, do not exceed the following levels:

     o    0.90% of average daily net assets for UMB Scout Stock Fund
     o    0.57% of average daily net assets for UMB Scout Bond Fund
     o    1.40% of average daily net assets for UMB Scout Mid Cap Fund
     o 1.60% of average daily net assets for UMB Scout International Discovery Fund

The Trust, on behalf of each Fund, agrees to repay the Advisor any fees previously waived or expenses previously assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years following the time at which the Advisor waived fees or assumed expenses for the Fund under this Agreement, and
(2) can be repaid without causing the total annual operating expenses (excluding any taxes, interest, brokerage fees and non-routine expenses) of the Fund to exceed any applicable fee waiver or expense limitation agreement that was in place for the Fund at the time the fees were waived or expenses were assumed. The Trust agrees to furnish or otherwise make available to the Advisor such copies of its financial statements, reports, and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably request in connection with this Agreement.
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This Agreement may not be assigned by the Advisor without the prior consent of the Trust. This Agreement shall automatically terminate upon the termination of the Advisory Agreement or in the event of merger, reorganization or liquidation of the Fund.


         The parties hereto have caused this Agreement to be effective as of the 31st day of October, 2009.


                                    UMB SCOUT FUNDS


                                    By: /S/ GARY W. DICENZO
                                        ----------------------------------------


                                    Name and Title: GARY W. DICENZO, PRESIDENT
                                                    --------------------------


                                    SCOUT INVESTMENT ADVISORS, INC.


                                    By: /S/ JAMES L. MOFFETT
                                        ----------------------------------------


                                    Name and Title:  JAMES L. MOFFETT, CHAIRMAN
                                                     --------------------------